Exhibit 99.3

October 29, 2026

Via email:	mp@cobblerscovecapital.com
gavriel@arkhousefund.com

Matthew Perkal

Managing Partner

Cobblers Cove Capital LP

111 Rutledge Avenue

Charleston, SC 29401

Gavriel Kahane

Managing Partner

Arkhouse Management Co. LP

106 West 56th Street, 17th Floor

New York, NY 10019

Re:	Non-Binding Proposal to Acquire Dine Brands Global, Inc.

Dear Matthew & Gavriel:

I am writing on behalf of the Board of Directors (the “Board”) of Dine Brands Global, Inc. (the “Company”) in response to your letter dated October 26, 2026.

Your letter has been reviewed by the Company and the Board. While we appreciate your interest, the Board has determined that the proposed transaction would not be in the best interests of the Company and its stockholders. We therefore decline to proceed with the proposed transaction.

The Board is committed to and focused on creating shareholder value.

Sincerely,

/s/ John Peyton
John Peyton
Chief Executive Officer

cc:	Jeff Marell, Paul, Weiss, Rifkind, Wharton & Garrison LLP
Cullen Sinclair, Paul, Weiss, Rifkind, Wharton & Garrison LLP
Kai Liekefett, Sidley Austin LLP
David Grubman, Sidley Austin LLP
Reuben Zaramian, Sidley Austin LLP